Exhibit 99.1

News Release NYSE: BPL	BUCKEYE PARTNERS, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:	Stephen R. Milbourne,	09-14
Manager, Investor Relations
smilbourne@buckeye.com
(800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS 2009 SECOND QUARTER RESULTS
 AND INCREASES QUARTERLY DISTRIBUTION

Houston, Texas — July 28, 2009. . . Buckeye Partners, L.P. (NYSE:BPL) (“Buckeye”) today reported its financial results for the second quarter of 2009.  Net income attributable to Buckeye’s unitholders before special charges for the second quarter of 2009 was $52.1 million, or $0.78 per LP unit, compared with net income attributable to Buckeye’s unitholders of $40.9 million, or $0.63 per LP unit, reported for the second quarter of 2008.  Buckeye’s Adjusted EBITDA (as defined below) for the second quarter of 2009 was $84.2 million compared to $73.3 million in the second quarter of the prior year.  As previously announced, Buckeye recorded special charges during the second quarter to recognize an asset impairment and for expenses related to an organizational restructuring.  The special charges associated with these actions were $72.5 million and $28.1 million, respectively.  After the special charges, Buckeye reported a net loss of $48.4 million, or $1.17 per LP unit, for the second quarter of 2009.

Forrest E. Wylie, Chairman and CEO of Buckeye’s general partner, stated, “Despite serious challenges presented in the current economic climate, Buckeye continued to perform well through the second quarter.  Adjusted EBITDA for the second quarter and first half of 2009 increased 15% and 17%, respectively, relative to those periods in 2008.  Although we experienced volume declines in our pipeline and terminalling and storage businesses that largely offset the benefits of increased tariffs and fees, new terminals added since the second quarter of 2008 and effective cost management made a substantial contribution to our earnings in the second quarter of 2009.”

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“In addition, we continue to take important steps to position the company well for both difficult economic times and in anticipation of eventual economic recovery,” Wylie continued.  “As we previously announced, we are implementing comprehensive organizational changes that we expect will result in annual savings of $18-22 million beginning in 2010.  These changes should enhance our competitive market position through improved customer service, higher productivity, and lower operating costs, and enable us to respond more rapidly to changing needs in the markets we serve.  We are pleased to announce that, in light of Buckeye’s solid operating results for the second quarter of 2009, the Board of Directors of Buckeye’s general partner has approved a $0.0125 increase in the quarterly cash distribution to unitholders.”

The Board of Directors of Buckeye GP LLC, the general partner of Buckeye, declared a regular quarterly partnership cash distribution of $0.9125 per LP unit, payable August 31, 2009 to unitholders of record on August 7, 2009.  As indicated by Mr. Wylie, this cash distribution represents a quarterly increase in the distribution of $0.0125 per LP unit to an annualized cash distribution level of $3.65 per LP unit.  This is the 90th consecutive quarterly cash distribution paid by Buckeye.

Buckeye will host a conference call to discuss its financial results for the second quarter on Wednesday, July 29, 2009, at 11:00 a.m. Eastern Time.  Investors are invited to listen to the conference call via the Internet, on either a live or replay basis, at: http://www.videonewswire.com/event.asp?id=60543.  Interested parties may participate in the call by joining the conference at (800) 289-0493 or (913) 981-5575 and referencing conference ID 6982489.  An audio replay of the conference call also will be available through August 3, 2009 by dialing (719) 457-0820 and referencing conference ID 6982489.

Buckeye Partners, L.P. (www.buckeye.com) is a publicly traded partnership that owns and operates one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 5,400 miles of pipeline.  Buckeye Partners, L.P. also owns 64 refined petroleum products terminals, operates and maintains approximately 2,400 miles of pipeline under agreements with major oil and chemical companies, owns a major natural gas storage

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facility in northern California, and markets refined petroleum products in certain of the geographic areas served by its pipeline and terminal operations.  The general partner of Buckeye Partners, L.P. is owned by Buckeye GP Holdings L.P. (NYSE: BGH).

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EBITDA, a measure not defined under generally accepted accounting principles (“GAAP”), is defined by Buckeye as net income  attributable to Buckeye unitholders before income from discontinued operations, interest and debt expense, income taxes, depreciation and amortization.  Adjusted EBITDA, which also is a non-GAAP measure, is defined by Buckeye as EBITDA plus the difference between the estimated annual land lease expense for Buckeye’s natural gas storage facility to be recorded under GAAP and the actual cash to be paid for the annual land lease.  Additionally, in the second quarter of 2009, Buckeye’s management redefined Adjusted EBITDA to exclude the impairment expense of $72.5 million related to its NGL pipeline and the reorganization expense of $28.1 million related to its “best practices” initiative in order to evaluate the results of Buckeye’s operations on a consistent basis over multiple time periods.  This press release also includes discussion of net income attributable to Buckeye’s unitholders before special charges, which is a non-GAAP measure derived by excluding from net income attributable to Buckeye’s unitholders charges to recognize an asset impairment and for expenses related to an organizational restructuring.  EBITDA, Adjusted EBITDA, and net income attributable to Buckeye’s unitholders before special charges should not be considered alternatives to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP.  Because EBITDA and Adjusted EBITDA exclude some items that affect net income attributable to Buckeye’s unitholders and these items may vary among other companies, the EBITDA and Adjusted EBITDA data presented may not be comparable to similarly titled measures at other companies.  Management uses Adjusted EBITDA to evaluate Buckeye’s consolidated operating performance and the operating performance of its operating segments and to allocate resources and capital to the operating segments.  Additionally, Buckeye’s management uses Adjusted EBITDA to evaluate the viability of proposed projects, and to determine overall rates of return on alternative investment opportunities.  Net income attributable to Buckeye’s unitholders before special charges is a useful measure for investors because it allows comparison of Buckeye’s core operations from period to period.  Buckeye believes that investors benefit from having access to the same financial measures used by Buckeye’s management.  Please see the reconciliation of EBITDA and Adjusted EBITDA to net income attributable to Buckeye’s unitholders, the most directly comparable GAAP measure, in the attached under the heading “Adjusted EBITDA reconciliation.”  In addition, please see the reconciliation of net income attributable to Buckeye’s unitholders before special charges to net income attributable to Buckeye’s unitholders, the most directly comparable GAAP measure, in the attached under the heading “GAAP reconciliation of revised net income allocated to limited partners.”

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This press release includes forward-looking statements that we believe to be reasonable as of today’s date.  Such statements are identified by use of the words “anticipates”, “believes”, “estimates”, “expects”, “intends”, “plans”, “predicts”, “projects”, “should”, and similar expressions, and include Buckeye’s estimated annual savings as a result of its reorganization.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond the control of Buckeye.  Among them are (1) changes in laws or regulations to which we are subject, including those that permit the treatment of us as a partnership for federal income tax purposes, (2) terrorism, adverse weather conditions, environmental releases, and natural disasters, (3) changes in the marketplace for our products or services, such as increased competition, better energy efficiency, or general reductions in demand, (4) adverse regional or

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national economic conditions or adverse capital market conditions, (5) shutdowns or interruptions at the source points for the products we transport, store, or sell, (6) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (7) volatility in the price of refined petroleum products and the value of natural gas storage services, (8) nonpayment or nonperformance by our customers, and (9) our ability to realize the efficiencies expected to result from our recently announced reorganization.  You should read our Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

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BUCKEYE PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenues
Product sales	$201,777	$346,436	$470,556	$587,482
Transportation and other	149,443	146,112	297,504	285,342
Total revenue	351,220	492,548	768,060	872,824

Costs and expenses:
Cost of product sales	193,440	341,591	444,116	578,203
Operating expenses	68,595	69,112	142,102	134,440
Depreciation and amortization	14,675	13,460	29,155	25,958
Asset impairment expense	72,540	—	72,540	—
General and administrative	8,365	9,717	16,439	17,423
Reorganization expense	28,113	—	28,113	—
Total costs and expenses	385,728	433,880	732,465	756,024

Operating (loss) income	(34,508)	58,668	35,595	116,800

Other income (expense):
Investment and equity income	3,278	1,573	5,511	4,213
Interest and debt expense	(16,061)	(18,021)	(33,237)	(35,955)
Other income (expense)	20	20	(20)	37
Total other expense	(12,763)	(16,428)	(27,746)	(31,705)

(Loss) income from continuing operations	(47,271)	42,240	7,849	85,095
(Loss) income from discontinued operations	—	(8)	—	1,405
Net (loss) income	(47,271)	42,232	7,849	86,500
Less: Net income attributable to noncontrolling interest	(1,100)	(1,380)	(2,460)	(2,831)
Net (loss) income attributable to Buckeye Partners, L.P.	$(48,371)	$40,852	$5,389	$83,669

Amounts attributable to Buckeye Partners, L.P.
(Loss) income from continuing operations	$(48,371)	$40,860	$5,389	$82,264
(Loss) income from discontinued operations	—	(8)	—	1,405
Total	$(48,371)	$40,852	$5,389	$83,669

Allocation of net income attributable to Buckeye Partners, L.P.
Net income (loss) allocated to general partner:
Income from continuing operations	$11,455	$6,869	$23,121	$14,171
(Loss) income from discontinued operations	$—	$(2)	$—	$423

Net (loss) income allocated to limited partners:
(Loss) income from continuing operations	$(59,826)	$33,991	$(17,732)	$68,093
(Loss) income from discontinued operations	$—	$(6)	$—	$982

Earnings per limited partner unit-diluted:
(Loss) income from continuing operations	$(1.17)	$0.63	$(0.36)	$1.32
Income from discontinued operations	—	—	—	0.03
(Loss) earnings per limited partner unit-diluted (a)	$(1.17)	$0.63	$(0.36)	$1.35

GAAP reconciliation of revised net income allocated to limited partners:
Net (loss) income as reported	$(47,271)		$7,849
Add: Asset impairment expense	72,540		72,540
Add: Reorganization expense	28,113		28,113
Revised net income attributable to noncontrolling interest	(1,306)		(2,666)
Revised net income	52,076		105,836
Revised net income allocated to general partner	11,931		23,597
Revised income allocated to limited partners	$40,145		$82,239

Revised earnings per limited partner unit-diluted:
Revised income from continuing operations	$0.78		$1.65

Weighted average number of limited partner units outstanding:
Basic	51,243	48,368	49,830	47,116
Diluted	51,355	48,394	49,942	47,144

(a)          Due to the net loss in the three and six months ended June 30, 2009, earnings per limited partner unit was calculated using the basic weighted average units outstanding as the effect of using diluted units would be antidilutive.

	June 30,	December 31,
Key Balance Sheet information:	2009	2008
Cash and cash equivalents	$21,997	$58,843
Long-term debt	1,356,578	1,445,722

BUCKEYE PARTNERS, L.P.

SELECTED FINANCIAL AND OPERATING DATA

(Financial data in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenue:
Pipeline Operations	$98,175	$98,887	$197,370	$195,277
Terminalling and Storage	29,429	27,114	60,072	54,746
Natural Gas Storage	16,672	15,186	31,749	26,650
Energy Services	201,676	347,768	470,156	582,315
Other Operations	8,805	10,757	17,930	21,626
Intersegment eliminations	(3,537)	(7,164)	(9,217)	(7,790)
Total	$351,220	$492,548	$768,060	$872,824

Operating (loss) income:
Pipeline Operations	$(50,033)	$38,953	$(5,117)	$75,641
Terminalling and Storage	11,041	10,297	22,034	23,267
Natural Gas Storage	5,794	7,691	12,032	12,560
Energy Services	(1,480)	(231)	4,932	1,495
Other Operations	170	1,958	1,714	3,837
Total	$(34,508)	$58,668	$35,595	$116,800

Total costs and expenses including depreciation and amortization, asset impairment and reorganization)
Pipeline Operations	$148,208	$59,934	$202,487	$119,636
Terminalling and Storage	18,388	16,817	38,038	31,479
Natural Gas Storage	10,878	7,495	19,717	14,090
Energy Services	203,156	347,999	465,224	580,820
Other Operations	8,635	8,799	16,216	17,789
Intersegment eliminations	(3,537)	(7,164)	(9,217)	(7,790)
Total	$385,728	$433,880	$732,465	$756,024

Depreciation and amortization:
Pipeline Operations	$9,724	$9,365	$19,301	$18,613
Terminalling and Storage	2,019	1,516	3,885	3,004
Natural Gas Storage	1,345	1,702	2,926	2,750
Energy Services	1,063	444	2,122	734
Other Operations	524	433	921	857
Total	$14,675	$13,460	$29,155	$25,958

Capital additions:
Pipeline Operations			$12,001	$13,844
Terminalling and Storage			10,662	7,217
Natural Gas Storage			14,381	10,020
Energy Services			1,797	1,420
Other Operations			113	—
Total			$38,954	$32,501

Summary of capital additions:
Sustaining and capital expenditures			$7,773	$8,067
Expansion and cost reduction			31,181	24,434
Total			$38,954	$32,501

Operating data:
Pipeline Throughput (b/d - 000s)	1,325.5	1,406.7	1,346.6	1,395.1
Pipeline Average Tariff (Cents/bbl.)	72.2	67.7	70.9	65.7
Terminal Throughput (b/d - 000s)	489.4	554.0	505.1	538.1

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Adjusted EBITDA reconciliation:
Net (loss) income attributable to Buckeye Partners, L.P.	$(48,371)	$40,852	$5,389	$83,669
Less: (Loss) income from discontinued operations	—	(8)	—	1,405
Net (loss) income from continuing operations attributable to Buckeye Partners, L.P.	(48,371)	40,860	5,389	82,264
Interest and debt expense	16,061	18,021	33,237	35,955
Income tax expense	63	198	128	426
Depreciation and amortization	14,675	13,460	29,155	25,958
EBITDA	(17,572)	72,539	67,909	144,603
Non-cash deferred lease expense	1,125	754	2,250	1,301
Asset impairment expense	72,540	—	72,540	—
Reorganization expense	28,113	—	28,113	—
Adjusted EBITDA	$84,206	$73,293	$170,812	$145,904

Adjusted EBITDA by Operating Segment:
Pipeline Operations	$57,942	$48,984	$113,755	$96,557
Terminalling and Storage	15,465	11,841	28,290	26,340
Natural Gas Storage	8,556	10,165	17,514	16,642
Energy Services	554	186	8,032	2,181
Other Operations	1,689	2,117	3,221	4,184
Total	$84,206	$73,293	$170,812	$145,904